Exhibit 99.2

SIYATA PTT.

CHARTER OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

1. PURPOSE

The compensation committee (the “Committee”) is a committee of the board of directors (the “Board”) of Siyata PTT (the “Corporation”). The primary purpose of the Committee is to assist the Board in setting director and senior executive compensation and to develop and submit to the Board recommendations with respect to other employee benefits as it deems appropriate.

2. COMPOSITION AND MEETINGS

The Committee shall be comprised of three or more directors, as determined by the Board. The members of the Committee shall be appointed by the Board at the annual organizational meeting of the Board, and serve at the pleasure of the Board for one year or until their successors are duly appointed. Unless a chairman of the Committee (the “Chair”) is appointed by the Board, the members of the Committee may designate a Chair by a majority vote of the full membership of the Committee. The position description and responsibilities of the Chair are set out in Schedule “A” attached hereto.

At least a majority of the members of the Committee shall satisfy the independence requirements of Nasdaq Listing Rule 5605(a)(2). The Corporation is a “foreign private issuer” within the meaning of the U.S. Securities Exchange Act of 1934, as amended, and, pursuant to Nasdaq Listing Rule 5615(a)(3), may elect to follow Cayman Islands home country practice in lieu of certain other requirements of Nasdaq Listing Rule 5605(d) otherwise applicable to the composition and responsibilities of the Committee, including the requirement that the Committee be composed entirely of independent directors. Any such reliance on home country practice will be disclosed as required by the Nasdaq Listing Rules and applicable SEC rules.

The Committee shall meet at least annually, at the discretion of the Chair or a majority of its members, as circumstances dictate or as may be required by applicable legal requirements. The Committee may ask members of management of the Corporation or others to attend meetings or to provide information as necessary.

Quorum for the transaction of business at any meeting of the Committee shall be a majority of the number of members of the Committee or such greater number as the Committee shall by resolution determine.

Meetings of the Committee shall be held from time to time as the Committee or the Chairman of the Committee shall determine upon 48 hours notice to each of its members. The notice period may be waived by unanimous resolution of the Committee.

The Committee shall keep minutes of its meetings which shall be submitted to the Board. The Committee may, from time to time, appoint any person who need not be a member, to act as a secretary at any meeting.

Any matters to be determined by the Committee shall be decided by a majority of votes cast at a meeting of the Committee called for such purpose. Actions of the Committee may be taken by an instrument or instruments in writing signed by all of the members of the Committee, and such actions shall be effective as though they had been decided by a majority of votes cast at a meeting of the Committee called for such purpose. The Committee shall report its determinations to the Board at the next scheduled meeting of the Board, or earlier as the Committee deems necessary.

3. RESPONSIBILITIES AND DUTIES

The responsibilities and duties of the Committee shall be the following:

a.	to annually review and revise this charter as necessary with the approval of the Board;

b.	having regard to competitive position and individual performance, to annually review and recommend to the Board for approval the remuneration of the senior executives of the Corporation, (the “Senior Executives”);

c.	to review the remuneration of the Senior Executives other than the chief executive officer of the Corporation (the “Chief Executive Officer”) in consultation with the Chief Executive Officer;

d.	to review the Chief Executive Officer’s goals and objectives for each upcoming year and to provide an appraisal of the Chief Executive Officer’s performance at the end of each year;

e.	to meet with the Chief Executive Officer to discuss goals and objectives of other Senior Executives, their compensation and performance;

f.	to review and recommend to the Board for approval any special employment contracts including employment offers, retiring allowance agreements or any agreement to take effect in the event of termination of employment or change in control of the Corporation affecting any Senior Executives;

g.	to review and recommend to the Board for its approval the remuneration of directors and to develop and submit to the Board recommendations with regard to employee benefits available to them;

h.	to develop and submit to the Board recommendations with regard to employee benefits available to Senior Executives;

i.	to periodically review the total remuneration (including benefits) and the main components thereof for the Senior Executives with the remuneration practices of peers in the same industry;

j.	to periodically review bonus and incentive plans and the stock option plan of the Corporation and consider these in light of new trends and practices of peers in the same industry;

k.	to review and recommend to the Board for its approval any disclosure included in any management information circular of the Corporation for any annual and/or special meetings of the shareholders of the Corporation relating to executive compensation;

l.	to adopt such policies and procedures as it deems appropriate to operate effectively.

Other Responsibilities

a.	the Committee shall perform any other activities consistent with this Charter and governing law, as the Committee or the Board deems necessary or appropriate.

b.	the Committee shall review and assess the adequacy of this Charter periodically and submit any proposed revisions to the Board for approval.

4. REPORTING

The Committee is responsible for reviewing and submitting to the Board, as a whole, recommendations concerning the compensation of the Senior Executives and directors.

5. AUTHORITY

The Committee shall have the authority to:

a.	engage independent compensation consultants, legal counsel or and other advisors as it determines necessary to carry out its duties, provided that, to the extent required by the Nasdaq Listing Rules, before selecting or receiving advice from a compensation consultant, legal counsel or other advisor (other than in-house legal counsel), the Committee shall take into consideration the independence factors specified in Nasdaq Listing Rule 5605(d)(3)(D), to the extent applicable; and

b.	set and pay the compensation for advisors employed by the Committee.

Dated: July 30, 2026

Schedule “A” SIYATA

PTT

Position Description for the Chairman of the Compensation Committee

I. Purpose

The Chairman of the compensation committee (the “Committee”) of the board of directors (the “Board”) shall be a director who is elected by the Board to act as the leader of the Committee in, among other things:

(i)	reviewing and recommending to the Board remuneration packages; and

(ii)	establishing periodic review of the remuneration packages.

II. Who may be Chairman

The Chairman will be selected amongst the directors of the Corporation who have a sufficient level of experience with compensation issues to ensure the leadership and effectiveness of the Committee.

III. Responsibilities

The following are the primary responsibilities of the Chairman:

●	Chairing all meetings of the Committee in a manner that promotes meaningful discussion.

●	Ensuring adherence to the Committee’s Charter and that the adequacy of the Committee’s Charter is reviewed annually.

●	Providing leadership to the Committee to enhance the Committee’s effectiveness, including:

●	Providing the information to the Board relative to the Committee’s issues and initiatives and reviewing and submitting to the Board recommendations concerning overall compensation and benefits, philosophies and programs for employees and management;

●	Ensuring that the Committee works as a cohesive team with open communication;

●	Ensuring that the resources available to the Committee are adequate to support its work and to resolve issues in a timely manner; and

●	Ensuring the appropriate research and peer group review is done to identify and assess trends in employment benefits and other compensation data.

●	Managing the Committee, including:

●	Adopting procedures to ensure that the Committee can conduct its work effectively and efficiently, including committee structure and composition, scheduling, and management of meetings;

●	Preparing the agenda of the Committee meetings and ensuring pre-meeting material is distributed in a timely manner and is appropriate in terms of relevance, efficient format and detail;

●	Ensuring meetings are appropriate in terms of frequency, length and content; and

●	Annually reviewing with the Committee its own performance.